EXHIBIT 10.1

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) dated as of May 1, 2019 (the “Effective Date”) by and between EVIO, Inc. (also referenced as “EVIO Labs”), a Colorado corporation with principal offices located at 2340 W. Horizon Ridge Pkwy, Ste 120, Henderson, NV 89052 (the “Licensor”) and Gexin Analytical Labs, LLC a California Limited Liability Company with principal offices located at 7245 Harding Circle, Buena Park, CA 90620 (the “Licensee”). The Licensee and Licensor are sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Licensee is engaged in the business of analytical testing, formulation, and other services in the areas of botanical products including cannabis and hemp services pursuant to all applicable laws including all regulations promulgated thereunder by the California Bureau of Cannabis Control (“BCC”) and any other applicable local or state laws (collectively, the “Applicable Laws”);

WHEREAS, Licensor owns and holds certain intellectual property and technology related to the testing of botanical products as more particularly described in Exhibit A (as the same may be updated from time to time by written notice from Licensor to Licensee) (the “Technology”), including procedures for using instruments to determine the chemical composition and active ingredients of cannabis and cannabis products including plant matter, extractions, concentrates, and infused products for the purpose of providing quantitative and qualitative evaluations of Cannabis Products to regulatory agencies, cannabis businesses, and patients.

WHEREAS, the Licensee wishes to utilize the Technology to analyze and test Cannabis Products within the Counties of Los Angeles and Orange in State of California (the “Territory”), and Licensor desires for the Licensee to so utilize the Technology, on and subject to the terms and conditions set forth herein.

WHEREAS, the Parties previously entered into a Memorandum of Understanding dated April 20, 2019 which contemplated that the parties would enter into this definitive agreement and that this Agreement would supersede and replace the Letter of Intent.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

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AGREEMENT

1.	License of Technology. Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Licensee a non-exclusive, non-transferable, non-sublicenseable license, to use the Technology only to perform testing of Cannabis Products and products related to cannabis such as soil, water, and other vegetation at the Licensee’s site, and exclusively within the Territory (the “Licensed Services”). Without limitation of the generality of the foregoing, both Parties agree and understand that Licensee shall have the exclusive rights to the Technology in the Territory with respect to the Licensed Services, provided that the exclusivity will not preclude Licensor from using or licensing (and that Licensor retains the right to use and license) the Technology in connection with the manufacture, marketing, sale, distribution and other exploitation of products, including testing products, both inside and outside the Territory.

The Technology shall expressly include: (a) all patents obtained, or patent applications and/or provisional patent applications submitted, by Licensor relating to the Technology or Licensed Products or Services (the “Licensed Patents”); and, (b) all know-how relating to the Technology and the Licensed Services, including the use, and application of procedures that is owned or controlled by Licensor as of the Effective Date or thereafter acquired, discovered, developed, identified, made, conceived or reduced to practice by or on behalf of Licensor, whether or not patented or patentable and whether or not maintained as trade secret (the “Licensed Know-How”). In the event that Licensor subsequently releases other services based on the Technology, Licensor will notify Licensee and provide Licensee with the right of first refusal to include such other services as Licensed Services hereunder on terms specified by Licensor, provided that such terms shall be no less favorable to Licensee than the terms offered to other licensees of Licensor (excluding affiliate licensees) in other states, which right of first refusal shall expire after a period of thirty (30) calendar days if not exercised by Licensee. The Technology may not be used by Licensee for any purpose other than the Licensed Services without the prior written consent of Licensor. The license granted by this Section 1 (a) may not be transferred or sublicensed by Licensee without Licensor’s consent; (b) does not create any rights of ownership on the part of Licensee (all rights of ownership being retained by Licensor); and, (c) except as specifically provided herein, covers only the Technology in existence on the date hereof and does not extend to any future improvements or developments of the Technology by Licensor subsequent to the date hereof. Licensee must obtain Licensor’s consent before making any improvements to the Technology. In the event that Licensee creates an improvement to the Technology (each instance, an “Improvement”), Licensee shall be deemed to have immediately assigned such Improvement to Licensor and such Improvement shall become part of the Technology licensed by Licensor under this Agreement. Licensee shall execute and deliver any requested additional written assignment of the Improvement in order for Licensor to document Licensor’s ownership of the Improvement.

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2.	License of Trademarks.

a.	Licensee must use the Licensed Mark as (a) its trade name for the testing laboratories located at Licensee’s authorized sites, and (b) its primary service mark for the cannabis testing services that Licensee provides using the Technology.

b.	Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Licensee a non-exclusive, non-transferable, non-sublicenseable right and license to use the trademarks, service marks, trade names, trade dress, symbols and logos , and all applications and registrations thereof, including the goodwill associated therewith solely in connection with the sale and distribution of the Licensed Services during the Term. In the event that Licensee wishes to use the Licensed Marks in connection with the sale of other products or services provided by Licensee and Licensor approves such use in its sole discretion, such approved products or services shall be added as “Licensed Services” under this Agreement and Licensee shall be obligated to pay license fees in accordance with Section 9 hereof with respect to its sales of such additional Licensed Services. The license granted by this Section 2 may not be transferred or sublicensed by Licensee without Licensor’s consent and does not create any rights of ownership on the part of Licensee (all rights of ownership being retained by Licensor). Any use of the Licensed Trademarks by Licensee shall inure to the benefit of Licensor. The Technology and the Licensed Marks are sometimes referred to herein collectively as the “Licensor IP”.

3.	Rights and Obligations Related to Technology and Licensed Marks.

a.	Retained Rights. All rights not expressly granted by a Party under this Agreement are reserved by such Party. For the avoidance of doubt, nothing in this Agreement or in the conduct of the Parties shall be interpreted as preventing Licensor from granting to any other person a license for use of the Technology or Licensed Marks or from using the Technology or Licensed Marks in any other manner or geographic location whatsoever. Except as expressly provided in this Section 3 or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s products, information or other intellectual property rights, either expressly or by implication, estoppel or otherwise.

As between the Parties, Licensor is and will be the sole and exclusive owner of all right, title and interest in and to the Licensor IP, including all intellectual property rights related thereto. Subject only to the specific licenses granted herein for the applicable License Terms, Licensor expressly reserves all rights with respect to the Licensor IP. All use of the Licensed Mark by Licensee, and all goodwill associated with such use, will inure to the sole benefit of Licensor. Except as expressly set forth herein, Licensee will not acquire or claim any right, title or interest in or to the Licensor IP, whether by implication, operation of law or otherwise.

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b.	Nothing in this Agreement permits Licensee to develop or create any Improvements. If, however, any such Improvements are created, whether or not authorized, Licensee agrees that Licensor will own such Improvements. Accordingly, Licensee hereby assigns and agrees to assign to Licensor all right, title and interest worldwide in and to any Improvements, including all intellectual property rights relating thereto, effective immediately upon the inception, conception, creation or development thereof. Licensee will cooperate with Licensor or its designee(s) in applying for, obtaining, perfecting, evidencing, sustaining and enforcing Licensor’s intellectual property rights. Upon completion of any Improvement or at any time as requested by Licensor, Licensee will deliver to Licensor such Improvement (and any work in process related thereto) in such format as Licensor may request. As Licensor is beneficiary and owner of Licensor IP, costs to be borne by the authorized improvements shall be the obligation of Licensor.

4.	Registration and Enforcement

a.	As between the Parties, Licensor has the sole and exclusive right to register and apply for registration of all intellectual property rights in the Licensor IP and Licensee will not register or attempt to register any Licensor IP in any jurisdiction, whether in the Territory or elsewhere, or cause or assist or aid any third party in any of the foregoing. Any decision to apply for or maintain any registrations of any Licensor IP in any jurisdiction will be at Licensor’s sole discretion. Without limitation of the generality of the foregoing, Licensee will not (and has no right to) register any domain name using or incorporating (in whole or in part) the Licensed Mark. Licensee will promptly notify Licensor in writing if and when Licensee becomes aware of any infringements or misappropriations or unauthorized imitations or counterfeit versions by third parties of any Licensor IP, and will fully cooperate with Licensor, at Licensor’s expense, in connection with any claim or action by Licensor for infringement and related remedies. As between the Parties, Licensor will have the sole right, though it is under no obligation, to bring any claim or action for any past, present and future infringements of the Licensor IP, and Licensee will not initiate or cause the initiation of any claim or action for infringement of any Licensor IP without the prior written authorization of Licensor.

b.	Further Actions. To the extent any rights in and to the Technology (or any Improvement or other improvement thereto) or the Licensed Marks are deemed to accrue to the Licensee pursuant to this Agreement or otherwise, the Licensee hereby assigns any and all such rights, at such time as they may deem to accrue, to Licensor. The Licensee shall co-operate in the execution of any documents, or the taking of any other action, that is necessary to create, record or perfect Licensor’s sole and exclusive ownership of the Technology and the Licensed Marks, or to obtain, defend or protect registrations or applications for registration of such Technology and/or the Licensed Marks.

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c.	No Challenge. The Licensee expressly acknowledges and agrees that all rights in and to the Technology and the Licensed Marks (including the goodwill related thereto) shall remain vested in Licensor both during the Term and thereafter, and that all use of the Licensed Marks by the Licensee and all goodwill derived therefrom shall inure solely to the benefit of and be on behalf of Licensor. The Licensee shall not: (a) assert rights in the Technology or the Licensed Marks, or challenge the distinctiveness of the Licensed Marks, the validity of Licensor’s rights in and to the Technology or the Licensed Marks or any application for registration thereof in any jurisdiction; (b) use the Licensed Marks in a manner which could, in the reasonable opinion of Licensor based on advice of counsel, dilute Licensor’s rights in the Licensed Marks, or which could otherwise prejudice or invalidate a registration or application for registration of any of the Licensed Marks; (c) take any action that will, in any material way, diminish, alter (excluding Improvements) or adversely affect Licensor’s rights in the Technology or the Licensed Marks or the reputation of Licensor, or otherwise damage the goodwill attached to the Licensed Marks; (d) apply to register or register any Licensed Mark or any trade name, trademark, service mark, domain name or logo that is confusingly similar to any Licensed Mark, without Licensor’s prior written consent; or (e) use or adopt any trade name, trademark, service mark, domain name or logo that is confusingly similar to the Licensed Marks, without Licensor’s prior written consent. Licensor acknowledges and agrees that use of the Technology for the Licensed Services in accordance with Licensor’s manual and operating procedures will be deemed compliance with (b) and (c) above.

d.	Notice Requirements. To the extent allowed by applicable rules and regulations, including the Applicable Laws related to packaging, the Licensee agrees that it will include such trademark notices and other proprietary notices on all Licensed Services or related materials that bear any Licensed Mark or contain any Technology as may be reasonably required by Licensor in order to give appropriate notice of all intellectual property rights therein or pertaining thereto. Such notices shall include the appropriate notice symbol in the form of a superscript “TM” (™) or “C” (©) on, displays, advertising and all other uses before the public.

e.	Quality Control.

i.	The Licensee agrees to maintain and preserve the quality of the Licensed Marks, and to use the Licensed Marks in good faith and in a manner consistent with the uses approved herein.

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ii.	The Licensee shall (a) ensure that all materials under the Licensed Marks are promoted, manufactured and distributed in a professional manner in compliance with all generally accepted industry standards, and (b) comply in all material respects with any and all laws, rules and regulations, including the Applicable Laws, that are applicable to the promotion and distribution of the Licensed Services and such related materials, and with any other quality standards reasonably requested in writing by Licensor from time to time.

iii.	Licensor shall have the right to verify compliance with the terms of this Agreement through the use of reasonable and appropriate inspection and verification processes and programs, subject to the confidentiality provisions set forth herein. If Licensor in good faith determines that a Licensed Mark is used in an improper or objectionable manner, Licensor shall so notify the Licensee in writing and the Licensee shall have thirty (30) calendar days within which to: (a) reassure Licensor as to the propriety of the use of the Licensed Mark or (b) modify the proposed use of the Licensed Mark and submit such modified use for review by Licensor. If, at the end of such thirty (30) day period, Licensor is not satisfied with the proposed use of the Licensed Mark, Licensor may terminate this Agreement if such use is not remedied by Licensee after Licensor providing an additional thirty (30) calendar days’ written notice to the Licensee.

iv.	The Licensee shall not use the Licensed Marks in any manner other than in accordance with the provisions of this paragraph, without the prior written approval of Licensor. Within a reasonable period of time prior to any use of any Licensed Mark by the Licensee hereunder, the Licensee shall provide to Licensor samples of the Licensed Service, packaging, advertising and promotional materials intended for use by the Licensee that will incorporate such Licensed Mark, as well as photographs or other appropriate evidence of the manner and format in which such Licensed Mark is intended for use in connection with the Licensed Service. Licensor shall notify the Licensee of its approval or disapproval (in Licensor’s sole but reasonable discretion) of the Licensee’s proposed use of such Licensed Mark within five (5) calendar days of Licensor’s receipt of such samples, photographs and other evidence (“Review Period”). If Licensor objects to the Licensee’s proposed use of a Licensed Mark prior to the expiration of the Review Period, then the Parties shall cooperate in good faith to agree upon a mutually acceptable manner of use. If Licensor fails to object to the Licensee’s proposed use prior to the expiration of the Review Period, such proposed use shall be deemed approved by Licensor. Notwithstanding the foregoing, the Licensee shall not be required to seek Licensor’s prior written approval for any use of a Licensed Mark by the Licensee that is consistent with, or substantially similar in manner, scope and format as, any use that has been previously approved by Licensor in accordance with this paragraph.

LICENSOR	LICENSEE

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f.	Prosecution and Maintenance. Licensor shall be solely responsible for, and have control of, preparing, filing, prosecuting, obtaining and maintaining the Technology (including the Licensed Patents) and Licensed Marks. Licensor shall take such actions as it shall deem to be appropriate in its discretion in connection therewith, and shall pay all costs and expenses incurred by it in connection with the foregoing activities.

g.	Infringement. If the Licensee learns of any activity by a third party that might constitute an infringement of Licensor’s rights in any of the Technology or Licensed Marks, or if any third party asserts that the Licensee’s use of the Technology or the Licensed Marks constitutes unauthorized use or infringement, the Licensee shall so notify Licensor.

h.	Enforcement. Licensor has the exclusive right, but not the obligation, to enforce its rights against any third party infringement and to defend the Licensee’s right to use the Technology and the Licensed Marks. If Licensor prosecutes any alleged infringement of the Technology or the Licensed Marks, or defends the Licensee’s right to use the Technology or the Licensed Marks, Licensor shall control such litigation and shall bear the expense of such actions. The Licensee shall make all reasonable efforts to assist Licensor therewith, including joining such action as a party plaintiff or providing such evidence and expert assistance as the Licensee may have within its control, provided that Licensor shall be obligated to promptly pay or advance to Licensee any costs incurred by Licensee. Nothing contained herein shall obligate Licensee to participate in any action without adequate assurances that Licensor will fund its obligations pursuant to the preceding sentence. Licensor shall retain the award of any damages.

i.	Non-Disparagement. The Licensed Marks shall not be used in a manner or environment that disparages or reflects adversely upon Licensor, the Technology or the Licensed Services, or places Licensor, its reputation, the Technology, or the Licensed Services and associated goodwill in a negative light. Licensor acknowledges and agrees that cannabis is a Schedule 1 drug under the Controlled Substances Act, the trafficking of which is illegal under federal law, that a large percentage of the population views cannabis as negative and this shall not by itself result in a violation of this paragraph.

5.	Third Party Technology

Licensee acknowledges that it may be required to obtain additional third party software or other third party materials, technology and equipment in connection with operation of its laboratories and its use of the Licensed Technology. Licensee will be responsible for obtaining, at its own expense, any such third party software, materials, technology and equipment. If, however, Licensor obtains a license with respect to third party software that is necessary for use of the Licensed Technology, then at Licensee’s request, Licensor will use commercially reasonable efforts to obtain rights under such third-party software license to extend such license to Licensee or otherwise assist Licensee to obtain a similar license for itself, such as by providing introductions to the applicable third party licensor or supplier.

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6.	Exclusivity. Subject to the terms and conditions set forth herein, the licenses and rights granted to the Licensee by Licensor in this Agreement are exclusive with respect to the Territory. Licensor shall be prohibited from entering into licensing or similar arrangements with respect to the Licensed Technology or the Licensed Marks within the Territory relating to the Licensed Services. Licensor shall retain the unrestricted right to provide its services alone or in conjunction with third parties in any manner.

Changes in Law. Licensor acknowledges that Applicable Laws may be enacted or existing Applicable Law may be amended or modified during the Term (“Changes in Law”), and that such Changes in Law may limit Licensee’s ability to grant certain of the licenses granted under this Agreement or provide certain portions of the Licensors Intellectual Property to Licensee. Accordingly, notwithstanding anything to the contrary in this Agreement, Licensor will not be required to grant any license or deliver any Licensor IP to Licensee if Licensor is prohibited from doing so as a result of a Change in Law.

7.	Term and Termination.

a.	Start Date. The start date of this Agreement is May 1, 2019.

b.	Term. This Agreement and the licenses granted hereunder shall have an initial term of five (5) years, unless earlier terminated pursuant to Section 7.d below.

c.	Renewal. The Licensee may elect to extend the Term of this Agreement for an additional term of five (5) years, subject to providing written notice to Licensor of intent to renew at least 180 days prior to the end of the original term at (i) an renewal fee of 50% lower than the original terms provided in this Agreement and (ii) annual royalties remain at 5% with stated minimums. Absent a separate formal agreement (or amendment), both parties agree that this Agreement shall automatically renew for an additional one-year period at (i) an renewal fee of 50% lower than the original terms provided in this agreement and (ii) annual royalties remain at 5% with stated minimums; unless not less than ninety (90) days prior to the end of the then current Term, either Party provides notice that it elects not to renew.

d.	Termination. This Agreement and the licenses granted hereunder may be terminated prior to the expiration of the initial term or any renewal term of this Agreement as follows:

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i.	This Agreement may be terminated by Licensee by written notice to Licensor:

1.	in the event of material breach by Licensor of its obligations under this Agreement, which breach is not cured within thirty (30) calendar days after written notice of such breach from Licensee; or

2.	Licensor ceases operations, makes a general assignment for the benefit of creditors or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding (except for an involuntary proceeding that is dismissed within 30 days).

ii.	Termination by Licensor. This Agreement and the licenses (in its entirety or with respect to any Territory) granted hereunder may be terminated prior to the expiration of the initial term or any renewal term of this Agreement upon written notice to Licensee in if:

1.	Licensee undergoes a Change in Control involving any entity or person that is a competitor of Licensor or that Licensor reasonably believes does not possess sufficient resources and capability to fully perform this Agreement, or that Licensor reasonably believes would otherwise adversely affect Licensor’s business or the Licensor IP;

2.	Licensee fails to pay any amounts due under this Agreement and does not correct such failure within thirty (30) days of its receipt of written notice thereof;

3.	Licensee ceases operations, makes a general assignment for the benefit of creditors or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding (except for an involuntary proceeding that is dismissed within 30 days);

4.	Any final non-appealable determination by California Bureau of Cannabis Control, or any other governmental or regulatory authority that this Agreement is violative of then-existing Applicable Laws;

5.	If Licensee fails to obtain, maintain or comply with necessary permits or state licenses, provided that Licensee will have twelve (12) months to obtain necessary permits or licenses before such right to terminate arises and Licensee shall have until April 30, 2020 (or such later date as may be established by Applicable Laws to obtain its initial state and local (if applicable) license to operate a medical marijuana testing laboratory. Notwithstanding the foregoing, if Licensee’s failure to obtain a necessary permit or license with the applicable time period results from the malfeasance or misfeasance of public officials in the relevant state, or from regulatory delays beyond the control of the Licensee, then the Parties will discuss in good faith extending such time period accordingly prior to Licensor’s termination right arising; or

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6.	Failure of Licensee to maintain all required licenses and governmental authorizations required for the conduct of its business or to comply in all material respects with applicable state and local laws, provided that Licensee shall is not challenging the same and there has not been a final non-appealable determination;

8.	Effect of Termination. Upon expiration or termination of this Agreement or of any individual License Term,

a.	All licenses granted to Licensee will terminate and Licensee will have no further right to use, sublicense or otherwise exploit (and will cease all use, sublicensing and other exploitation of) the Licensor IP in such Territories, provided that Licensee shall have the limited right to fulfill all customers orders or contracts by which it is bound at the time of termination for a period of up to ninety (90) days; and

b.	Neither Party will be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms. Upon termination of this Agreement for any reason, each Party will within thirty (30) days return or destroy all tangible or retrievable materials containing or constituting Confidential Information of the other Party, and will, at the other Party’s request, provide the other Party with a written statement signed by an officer of the first Party certifying that such return or destruction has occurred.

9.	Compensation and Payment. In consideration for the license granted to Licensee under this Agreement, Licensee shall pay Licensor certain license fees set forth in Exhibit C (collectively, the “License Fee”). The License Fee shall be paid by the Licensee to Licensor as set forth in Exhibit C, by check or wire transfer of immediately available funds pursuant to the bank account reasonably identified by the Licensee in advance of such payment. The Licensee’s failure to pay any portion of the License Fee or any reimbursable expenses when due will be a material breach of this Agreement by the Licensee, subject to applicable grace and cure periods before becoming grounds for termination. If any payment due to either Party under this Agreement is not paid within ten (10) days following such Party’s written demand thereof, then such payment shall bear interest at the rate of three percentage points (3%) above LIBOR or the maximum amount permitted by law, whichever is less, in each case calculated on the number of days such payment is delinquent following the expiration of such thirty-day period, compounded monthly.

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10.	Obligations.

a.	Obligations of Licensee.

i.	Licensee shall be solely responsible for all costs of producing the Licensed Services, including raw materials, labor and purchase of equipment specified in the standard operating procedures incorporated into the Technology. Licensee acknowledges and agrees that it is solely responsible for (i) procurement of testing equipment, supplies, standards, and other raw materials; (ii) compliance with all state and local laws relating to cannabis services; and (iii) procurement and maintenance of all required licensing and permits and/or operating authorities, including proper zoning of testing facilities.

ii.	As a condition to the grant of the licenses provided by this Agreement, Licensee agrees to perform Licensed Services strictly in accordance with processes and procedures prescribed by Licensor, including the standard operating procedures set forth by Licensor, or as improved by the Licensee and approved for use by Licensor, as part of the Technology. Licensor shall have the right to implement reasonable quality standards for the Licensed Technologies from time to time upon notice to Licensee, including those set forth in Section 1 above, and Licensee agrees to conform to such standards.

iii.	Licensee shall adhere to the minimum sales requirements set forth in Exhibit C as a condition to maintain exclusivity in the Territory.

1.	Reporting Requirements: Licensee shall remit to Licensor, within the first ten (10) days of each month during the Term, reports for the preceding month which include, without limitation, reports of the following data of Licensee related to its marijuana testing services in form(s) provided by, or reasonably acceptable to Licensor: monthly gross and net sales; number and price of tests performed; and other reporting requirements set forth in the standard operating procedures incorporated as part of the Technology that directly relate to accounting for the sale of the Licensee’s marijuana testing services (each a “Report” and collectively, the “Reports”).

2.	License Fee Payment Requirements: Together with each Report, Licensee will pay Licensor by check, wire transfer or other means satisfactory to Licensor all fees and royalties due for the applicable quarter. Licensee will also pay any sales, use, excise, import or export, value added or similar tax (other than taxes based on Licensor’s net income) imposed by any governmental authority with respect to any materials delivered or payments made under this Agreement. All amounts not paid when due will accrue interest daily at the lesser of a rate of 1.0% per month or the highest rate permissible by law, if less, on the unpaid balance until paid in full.

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3.	Record Keeping Licensee will maintain complete, clear and accurate records of its revenues and activities (including testing) under this Agreement, in accordance with standard business practices and generally accepted accounting principles. Licensor or its designees may inspect and audit such records to ensure the accuracy of the Reports and Licensee’s compliance with the Agreement. Any such inspection and audit will be conducted during regular business hours, in such a manner as not to interfere unduly with normal business activities of Licensee and shall be at the expense of Licensor. If any audit reveals an underpayment, then Licensee will promptly pay the unpaid amounts together with any accrued interest. If the underpayment is greater than five percent (5%) of the total fees and royalties being audited, then Licensee will also reimburse Licensor for the cost of the audit.

4.	Quality Control; Conduct of Business. Licensee will ensure that its testing services comply with Applicable Law and commercially reasonable industry standards (including by obtaining, maintaining, and complying with all necessary permits and licenses), and are of such quality as will not adversely affect the goodwill, image and reputation adhering to the Licensed Mark. Licensee will use commercially reasonable efforts to operate its business in accordance with the highest ethical and business standards. Without limitation of the generality of the foregoing, in order to ensure that Licensee’s testing services represent industry-leading, best-in-class practices, Licensee will (a) use only thoseanalytical methods that Licensor has approved in advance in writing, (b) purchase, install at each Authorized Site, and maintain in accordance with the applicable manufacturers’ specifications the equipment described by materials listed in Exhibit A or otherwise reasonably directed by Licensor; and (c) use only such equipment for all of Licensee’s analytical and research & development business an (and not use such equipment for any other purpose). Licensor may reasonably update Exhibit A from time-to-time upon reasonable prior notice to Licensee (in which case Licensee will update the equipment in its laboratories accordingly), and Licensor may inspect the Authorized Sites and Licensee’s testing services in order to ensure Licensee’s compliance with this Agreement.

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5.	Marketing Efforts. Licensee will use commercially reasonable efforts throughout the Term to diligently market and promote its testing services using the Licensor IP in the Territory. Without limitation of the generality of the foregoing, no later than (a) thirty days after the Effective Date, and (b) January 30th of each calendar year during the Term thereafter, Licensee will prepare and deliver to Licensor an annual marketing plan detailing its advertising and marketing strategy for the applicable year for each Territory. The marketing and advertising plan will be a business-to-business plan that will focus solely on Licensee’s Territory. Licensee will not be required to allot more than three percent of its projected revenues for the forthcoming year to the marketing and advertising plan. Licensor will have the opportunity to review and comment on such plan prior to implementation. Upon Licensor’s approval, Licensee will use commercially reasonable efforts to implement each such plan. All marketing materials and advertising in any format or medium that includes the Licensed Mark or otherwise references Licensor will be subject to Licensor’s prior written approval, such approval not to be unreasonably delayed or withheld. Licensee must submit the relevant materials for approval no later than three days prior to planned publication. Without limitation of the generality of the foregoing, Licensee agrees that it will use a web presence provided by Licensor within Licensor’s website located at eviolabs.com (or a successor website operated by Licensor). This web presence may include information regarding key personnel, contact information, local services, awards and news, etc. All content on such webpage will be subject to Licensor’s prior written approval.

b.	Obligations of Licensor.

i.	Upon execution of this Agreement, Licensor shall make the Technology and the Licensed Marks, and any documents or materials otherwise necessary to effectuate the license of the Licensor IP contemplated herein available for Licensee.

ii.	Licensor shall provide Licensee with support, in the form of written standard operating procedures, methods, training materials, and marketing collaterals. Such support shall also include provision of print materials, web site, multimedia materials and brand use guidelines, to be provided to Licensee at cost, for which such expenses shall be paid to Licensor along with Licensee’s next installment of the License Fee as per Section 10(a)(iii)(2).

iii.	Licensor shall provide training to the Licensee’s personnel. Such training shall relate to Licensee’s business which include, without limitation, the following components:

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1.	Comprehensive training to the “EVIO Playbook”. A guide to EVIO Operations including all of its standard operating procedures, technical policies, lab safety policies.

2.	Procedure training includes training on sample handling, sample preparation, use of instruments, methods deployed, data analysis, and data reporting using our recommended LIMS systems.

3.	Training may occur at one of Licensor’s facilities and remotely by teleconference. The Parties shall mutually agree upon the timing and frequency.

iv.	Delivery. No later than thirty (30) days after the Effective Date, Licensor will deliver Licensed materials relevant to the Licensed Laboratory Procedures to Licensee via a delivery method and in a format reasonably acceptable to both Parties. Thereafter, Licensor may deliver updated Licensed Software and Licensed Laboratory Procedures to Licensee. Delivery may be through perpetually shared shared electronic files. Licensee will promptly implement and commence use of any such updates that Licensor delivers. Licensee is not permitted to use outdated or superseded versions of Licensed Software or Licensed Laboratory Procedures after Licensor has delivered updated versions, provided that Licensor delivers such updated versions at no additional licensing cost to Licensee (other than the fees and royalties already provided for in this Agreement).

v.	Support. Licensor intends to provide operating services, pursuant to future operations agreement.

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12.	Representations and Warranties.

a.	Representations and Warranties of Licensee. Licensee represents and warrants to Licensor as follows: (i) Licensee is a limited liability Licensee duly organized and in good standing under the laws of the State of California; (ii) the execution, delivery and performance of this Agreement by Licensee has been duly authorized by all necessary action on the part of Licensee’s directors and/or officers and does not violate, conflict with, or require the consent or approval of any third party pursuant to, any contract or legally binding obligation to which Licensee is subject; (iii) this Agreement constitutes the valid and binding obligation of Licensee enforceable against Licensee in accordance with its terms; (iv) on or before commencing sale of the Licensed Services, Licensee shall possess all required licenses, permits or operating authorities necessary for its operations and the sale of the Licensed Services as medical marijuana services and shall be in compliance with all Applicable Laws.

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b.	Representations and Warranties of Licensor. Licensor represents and warrants to Licensee as follows: (i) Licensor is a limited liability Licensee duly organized and in good standing under the laws of the State of Colorado; (ii) the execution, delivery and performance of this Agreement by Licensor has been duly authorized by all necessary action on the part of Licensor’s directors and officers and does not violate, conflict with, or require the consent or approval of any third party pursuant to, any state or local law or regulation applicable to Licensor or any contract or legally binding obligation to which Licensor is subject; (iii) this Agreement constitutes the valid and binding obligation of Licensor enforceable against Licensor in accordance with its terms; (iv) Licensor holds and maintains the right to convey the licenses granted hereunder and the Licensor IP does not infringe upon the intellectual property rights of any third party; and (v) the Technology is free from defects and will allow Licensee to provide Licensed Services in accordance with industry standards and at a high level.

13.	Confidentiality; Non-Compete; Non-Disparagement Restrictions.

a.	Confidentiality. At all times during the term of this Agreement (including any renewal term) and thereafter, the Parties will not distribute or disclose and will otherwise keep confidential any trade secrets or propriety information, including, but not limited to procedures, financial information, customer data, the Technology and other intellectual property of the Parties, as applicable (collectively, the “Confidential Information”), in whole or in part, except to the extent required to perform its obligations under this Agreement. Without limitation of the foregoing, each Party will hold the Confidential Information in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as it would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of Confidential Information, including any notes, extracts, analyses or materials that would disclose Confidential Information, solely to those of its employees who need to know the information for purposes of performing its obligations under this Agreement and who agree to keep such information confidential. Upon termination of this Agreement, each Party shall immediately return all Confidential Information to the other Party and they shall shall have the right to conduct an audit within three (3) business days of termination to ensure compliance with the terms of this Agreement.

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i.	Limitations. Section 13(a) above does not apply to any information that:

(a)	is already lawfully in the receiving Party’s possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving Party; (c) is disclosed to the receiving Party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving Party as a matter of law (provided that the receiving Party will use all reasonable efforts to provide the disclosing Party with prior notice of such disclosure and to obtain a protective order therefor); (e) is disclosed by the receiving Party with the disclosing Party’s approval; or (f) is independently developed by the receiving Party without any use of confidential information. In all cases, the receiving Party will use all reasonable efforts to give the disclosing Party ten (10) calendar days’ prior written notice of any disclosure of information under this Agreement. The Parties will maintain the confidentiality of all confidential and proprietary information learned pursuant to this Agreement for a period of ten (10) years from the date of termination of this Agreement.

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b.	Non-Compete Restrictions. At all times during the term of this Agreement (including any renewal term), (i) Licensee agrees that it will not, directly or indirectly through any related party, engage in the sale of any testing services or any other services that are similar to the Licensed Services in the Territory other than pursuant to this Agreement.

c.	Non-Disparagement Restrictions. During the Term and all times thereafter, each Party agrees to take no action, including without limitation, statements, comments or communications, which is intended, or would reasonably be expected, to harm, disparage, or be derogatory or negative towards the other Party or its reputation or which would be reasonably expected to lead to unwanted or unfavorable publicity toto the other Party.

d.	Saving Provision. The Parties agree and stipulate that the agreements and covenants not to compete contained in this Section are fair and reasonable in light of all of the facts and circumstances of their relationship; however, the Parties are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of and not in derogation of the provisions of the preceding paragraph the parties agree that in the event a court should decline to enforce the provisions of the preceding paragraph, that paragraph shall be deemed to be modified to restrict non-enforcing Party’s rights under this Agreement to the maximum extent, in both time and geography, which the court shall find enforceable.

e.	Injunctive Relief. The Parties agree that any breach of Section 13 shall cause the other Party immeasurable and irreparable harm and the other Party shall be entitled to seek immediate injunctive relief from any court of competent jurisdiction, in addition to any other remedies that the other Party may have at law or in equity.

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f.	Indemnification.

i.	Licensee agrees to indemnify Licensor and hold Licensor harmless from and against any and all liabilities, losses and expenses arising from (i) Licensee’s unauthorized use of the Technology or the Licensed Marks; (ii) Licensee’s failure to comply with applicable laws or to maintain all required licenses and governmental authorizations; (iii) any material breach of Licensee’s representations and warranties set forth herein; and (iv) any liability to third parties as a result of Licensee’s sale of Licensed Services. Licensor alone shall have the right to take such actions which it determines, in its sole discretion, are reasonably necessary or desirable in connection with any infringement or alleged infringement by a third party of any portion of the Licensor IP, and Licensee shall not undertake any action in response to any infringement or alleged infringement without Licensor’s prior written consent. Licensee agrees to cooperate with and assist Licensor by taking whatever actions determined by Licensor to be reasonably necessary or desirable. Licensee shall not have any rights against Licensor for damages or other remedy by reason of Licensor’s failure to prosecute any alleged infringements.

ii.	Licensor agrees to indemnify Licensee and hold Licensee harmless from and against any and all liabilities, losses and expenses arising from (i) Licensor’s unauthorized licensing of the Technology or the Licensed Marks to Licensee; (ii) Licensor’s failure to comply with applicable laws or to maintain all required licenses and governmental authorizations; (iii) any material breach of Licensor’s representations and warranties set forth herein; and (iv) any liability to third parties as a result of a claim that the Technology, the Licensed Marks or third-party software required or provided by Licensor violates the rights of such parties or is invalid.

14.	Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, NEITHER PARTY MAKES ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, ACCURACY, NON- INFRINGEMENT OF THIRD PARTY RIGHTS AND TITLE, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

15.	Limitation of Liability. EXCEPT WITH RESPECT TO EACH PARTY’S OBLIGATIONS UNDER SECTION 13, EITHER PARTY’S BREACH, AND LICENSEE’S OBLIGATIONS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR LIMITATION OF LIABILITY, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND, OR FOR ANY DAMAGES RESULTING FROM LOSS OR INTERRUPTION OF BUSINESS, LOST DATA OR LOST PROFITS, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, HOWEVER CAUSED, EVEN IF SUCH PARTY HAS BEEN ADVISED OF OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

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16.	Insurance. For the period of time required to cover its obligations hereunder, each Party will maintain third party provided insurance in types and amounts customary for the type of business it conducts, and in any event reasonably adequate to cover any liabilities arising out of its obligations hereunder. Notwithstanding the preceding, Licensor acknowledges that Licensee is required to accept and handle marijuana and marijuana products of its customers and because marijuana is illegal under federal law, Licensee’s ability to obtain insurance may be limited. Upon a Party’s request, the other Party will provide to the requesting Party a certificate of insurance showing that such insurance is in place, which certificate shall demonstrate the amounts, exclusions and deductibles of such insurance coverage. Each Party shall notify the other Party in writing no less than thirty calendar days prior to the cancellation, termination or modification of the insurance coverage(s) described in the notifying Party’s insurance certificate(s). Each Party shall be named as additional insureds on such certificates of insurance of the other Party. Nothing in this Section shall in any way be construed to limit the liability of a Party under this Agreement.

17.	Compliance with Laws. In connection with this Agreement, the Licensee agrees to comply with all applicable laws, statutes and ordinances of any applicable governmental or regulatory authority, including the Applicable Laws, that may be applicable to Licensee, its activities under this Agreement or the Licensed Services. This may include compliance with the California Bureau of Cannabis Control. Licensor acknowledges that the business of Licensee relates to marijuana, which is illegal under federal law, and acknowledges the resulting risk involved in providing a license to Licensee.

18.	Contract Requirements. The Parties agree as follows:

a.	This Agreement may not be transferred or assigned except in accordance with applicable laws.

b.	Licensor acknowledges and agrees that its relationship with Licensee is contingent upon relevant regulatory agency approval throughout the entire term of its relationship with Licensee.

c.	If the Bureau of Cannabis Control or any other regulatory agency determines that Licensor is not in compliance, then Licensee shall discontinue sales of any service or line of services containing any of Licensor’s intellectual property within 30 days of the finding unless and until the Licensor is in compliance and shall have the right to terminate this Agreement by notice to Licensor.

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19.	Employees; Agents; Representatives. Employees, agents and/or representatives, if any, of either Party, including Licensee’s Affiliates, who perform services for either Party pursuant to this Agreement shall also be bound by the provisions of this Agreement.

20.	Relationship of Parties. The legal relationship of the Parties is exclusively that of licensor and licensee and no employer-employee, principal-agent, partnership, franchise, agency, joint venture or other legal relationship is created by this Agreement. Neither Party shall have the authority to enter into any contracts on behalf of the other Party.

21.	Successors; Assignment; Binding Agreement. Licensee may not assign or transfer Licensee’s rights or delegate its obligations under this Agreement without Licensor’s prior written consent. In the event of a sale of substantially all of the assets of Licensor, Licensor’s consent to assignment shall not be unreasonably withheld or delayed. Licensor may freely assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement without the Licensee’s consent. This Agreement inures to the benefit of, and shall be binding upon, the successors and assigns of the parties to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

22.	Modifications and Waivers. This Agreement may be amended only by a written agreement signed by both Parties. With regard to any power, remedy or right provided in this Agreement or otherwise available to any Party, no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving Party, no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and waiver by any Party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

23.	Notice. Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given in writing, hand-delivered, sent by facsimile with confirmation of receipt, sent by First Class Mail, return receipt requested (for all types of correspondence), postage prepaid, or sent by overnight courier service and addressed as set forth below, or as amended by either Party, respectively, from time to time:

If to the Licensee:

Gexin Analytical Labs

7245 Harding Circle

Buena Park, CA 90620

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If to Licensor:

EVIO Inc.

2340 W. Horizon Ridge Pkwy, Ste 120

Henderson, NV 89052

No objection may be made to the manner of delivery of any notice or other communication in writing actually received by a Party.

24.	Entire Agreement. This Agreement, including the attached exhibits, constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either Party other than those contained herein.

25.	Publicity. Without the prior written consent of the other Party, neither Party shall disclose the terms and conditions of this Agreement, except disclosure may be made as is reasonably necessary to the disclosing Party’s bankers, attorneys, or accountants or except as may be required by law.

26.	Expenses. Each Party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

27.	Governing Law; Jurisdiction. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Colorado, regardless of the choice of law provisions of Nevada or any other jurisdiction. The parties agree to submit themselves to the jurisdiction of the courts of the state of Colorado regarding any issue arising from this Agreement. Licensee and Licensor each expressly waive and disavow any rights that may accrue under any other body of law. Notwithstanding the above, the Parties acknowledge and agree that the laws of the State of Nevada, and localities therein, apply to the Licensee’s business and operations.

28.	Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING IN CONNECTION WITH ANY MATTER RELATING TO THIS AGREEMENT.

29.	Attorney’s Fees. In the event of any dispute between the parties arising out of this Agreement, the prevailing Party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorney’s fees and costs.

30.	No Interpretation against Drafter. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

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31.	Headings. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement.

32.	Force Majeure. Neither Party shall be liable for any delay or failure to perform its obligations in this Agreement if such delay or failure to perform is due to any cause or condition reasonably beyond that Party’s control, including, but not limited to, acts of God, war, government intervention, riot, embargoes, acts of civil or military authorities, earthquakes, fire, flood, accident, strikes, inability to secure transportation, facilities, fuel, energy, labor or materials.

33.	Survival. In addition to Licensee’s obligation to pay Licensor all amounts due hereunder, Licensee’s obligations, and all other provisions which by their nature are intended to survive this Agreement, shall expressly survive expiration or termination of the Agreement.

34.	Invalidity. The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

35.	Severability. If any terms or provisions of this Agreement shall be found to be illegal or unenforceable, notwithstanding, this Agreement shall remain in full force and effect and such terms or provisions shall be deemed stricken.

36.	Headings. The various headings used in this Agreement are for convenience only and are not to be used in interpreting the text of the provision in which they appear to which they relate.

37.	Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all further documents and instruments, and take all further acts, as are reasonably necessary to give full effect to this Agreement.

38.	Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement intending to be legally bound as of the date set forth above.

LICENSOR EVIO, Inc.		LICENSEE Gexin Analytial Labs LLC

By:	/s/ William Waldrop	By:	/s/ Mark Mesias
	William Waldrop, CEO		Mark Mesias, Managing Member

		By:	/s/ Dr. Toto Pouthavantha
Dr. Toto Pouthavantha, Managing Member

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EXHIBIT A

TECHNOLOGY

Proprietary and Confidential

EXHIBIT B

LICENSED MARKS

The EVIO Labs Brand

The company maintains brand identify information on its website at www.eviolabs.com/identity. Refer to this page to download most current logos, marks, taglines, and templates. Licensor will notify Licensee of any changes or additions to Licensed Marks.

The primary EVIO logo is a lowercase “e” formed from a series of rhombus shapes of two alternating shades of green. The logo may be combined with “EVIOLABS” to form several approved variations of the EVIO logo that may be used on lab and marketing materials.

The fonts used in the logo are Helevetica Nueue.

EXHIBIT C

LICENSE FEE, MANAGEMENT FEE, AND ROYALTY

In consideration of the licenses contemplated hereunder, the Licensee shall pay to Licensor the License and Management Fees as set forth below.

The fees payable with respect to the license of the Licensors Intellectual Property include the following license fees and the royalties:

License Fee, Management Fee, and Royalty:

a.	Licensee will acquire a license for a fee of $500,000:

i.	$50,000 upon execution of this Agreement, and

ii.	$75,000 payable in 6 monthly installments of $12,500 from the fourth month after the execution date through the 11th month of the execution date, and

iii.	$375,000 payable on the 12th month after execution of this agreement.

b.	Licensee will pay Licensor a monthly management fee of $15,000, payable one month after execution of the agreement, and each month thereafter, and

c.	Royalty of 5% of gross sales

All dates, inclusive of renewals are based on the start date of this agreement as identified in Section 7(a). Labs started in the middle of the contract year, shall be pro-rated accordingly.

Notwithstanding the foregoing, the License Fee may be renegotiated from time to time upon the mutual agreement of the Parties.

The Management Fee shall be used to cover certain training and oversight activities by licensor, and details are provided by separate agreement.